Exhibit 10.3

LOAN AGREEMENT

by and among

CDOR KCI LOFT, LLC, a Delaware limited liability company
and
TRS KCI LOFT, LLC, a Delaware limited liability company

and

GREAT WESTERN BANK

dated as of
December 14, 2016

THIS LOAN AGREEMENT (as amended, restated, supplemented, extended, or otherwise modified in writing from time to time, this "Agreement"), dated as of December 14, 2016, is entered into by and among CDOR KCI LOFT, LLC, a Delaware limited liability company ("CDOR KCI") and TRS KCI LOFT, LLC, a Delaware limited liability company ("TRS KCI", and together with CDOR KCI, individually a "Borrower" and collectively, the "Borrowers") and GREAT WESTERN BANK ("Bank"). In consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01.  Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"Adjusted Fixed Rate" mean the greater of (A) 4.33% per annum and (B) the Two-Year Treasury Rate plus 2.50% per annum, which rate shall be fixed during the applicable period.

"Adjusted Net Operating Income" means the net operating income of Borrowers as of the end of the applicable fiscal quarter, for the preceding twelve (12) month period, minus (a) an amount equal to four percent (4%) of gross room revenues from Hotel for furniture, fixtures and equipment reserve and (b) an amount equal to four percent (4%) of gross room revenues from the Hotel for management fees, both for the preceding twelve (12) month period.

"Affiliate" means another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agreement" has the meaning specified in the introduction hereto.

"Applicable Rate" means (a) from the Closing Date through and including the Maturity Date, 4.33% per annum and (b) in the event Borrowers elect to extend the term of the Loans pursuant to the terms of Article II below, from the first day following the Maturity Date through and including the Extended Maturity Date, at the election of Borrowers, either (i) the Adjusted Fixed Rate or (ii) the LIBOR Rate plus 3% per annum, adjusted monthly; provided, however that such rate will never be less than the initial floating rate set for the month of January 2022.

"Association" means Commercial Owner's Association of Park Place, Inc., a Kansas non-profit corporation.

"Bank" has the meaning specified in the introduction hereto, and shall include any subsequent holder of the Term Loan 1 Note or the Term Loan 2 Note.

"Borrower" or "Borrowers" has the meaning specified in the introduction hereto.

"Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Nebraska.

"Cell Tower Lease" means the Building and Rooftop Lease Agreement dated August 12, 2014 between Leawood ADP, Ltd. (predecessor-in-interest to CDOR KCI) as lessor and Verizon Wireless (VAW) LLC, a lessee.

"Closing Date" means December 14, 2016.

"Collateral" means the Real Property, Personal Property, and other property interests in which Liens have been granted to Bank pursuant to the Mortgage or any Collateral Document now or hereafter provided by any Borrower or any other Person to Bank in connection with the Loans.

"Collateral Documents" means collectively, the Mortgage, the Management Assignment, and any other security agreements, assignments, and other instruments requested by Bank, each in a form as provided by Bank, for purposes of creating or perfecting a Lien in favor of Bank in the Collateral.

"Compliance Certificate" means a certificate, in substantially the form attached hereto as Exhibit A, properly completed, executed and certified by a responsible financial officer of each Borrower.

"Condor" means Condor Hospitality Trust, Inc., a Maryland corporation.

"Condor Adjusted Consolidated Net Operating Income" means the net operating income for all hotel properties owned by an Affiliate of Condor as of the end of the applicable fiscal quarter, for the preceding twelve (12) month period, minus (a) an amount equal to four percent (4%) of gross room revenues from all hotel properties owned by an Affiliate of Condor at the end of the applicable fiscal quarter for furniture, fixtures and equipment reserve and (b) an amount equal to four percent (4%) of gross room revenues from all hotel properties owned by an Affiliate of Condor as of the end of the applicable fiscal quarter for management fees and expenses, both determined for the preceding twelve (12) month period.

"Condor Debt Service Coverage Ratio" means the ratio of (a) Condor Adjusted Consolidated Net Operating Income to (b) Condor Imputed Consolidated Debt Service; provided that any hotel properties sold by Condor or an Affiliate since the immediately prior reporting period shall be excluded for purposes of calculating the Condo Debt Service Coverage Ratio for the then current reporting period.

"Condor Imputed Consolidated Debt Service" means (a) the then current monthly principal and interest payments on all non-revolving loan obligations of Condor and all Affiliates of Condor included on its consolidated financial statements times 12, plus (b) annual principal and interest payments required to fully amortize the least amount Condor is allowed to draw on its revolving line of credit with Bank pursuant to that certain Amended and Restated Loan Agreement dated as of December 3, 2008 between Bank and Condor, as the same may be amended in writing, regardless of the amount of the revolving line of credit that has been advanced to Condor, based on a twenty (20) year amortization and an interest rate of 4.50% per annum; provided, that the principal and interest payments on loan obligations of Condor or an Affiliate of Condor included on its consolidated financial statements that financed the acquisition or development of any new hotel within the preceding twelve (12) month period shall be determined on a pro forma basis by taking the current scheduled principal and interest payment on such loan obligation and multiplying such current payment by the number of months that such new hotel has been owned, opened and operated by Condor or such Affiliate.

"Control", "Controlled" and "Controlling" each mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

"Debt" means (A) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables due in the ordinary course of business); (B) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (C) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (A) or (B) above; and (D) liabilities in respect of unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974 (ERISA)).

"Debt Service Coverage Ratio" means the ratio of (a) Adjusted Net Operating Income to (b) the annual principal and interest payments on the Loans for the applicable measuring period.

"Default Rate" means the lesser of (i) the Maximum Rate or (ii) four percent (4%) per annum over the Applicable Rate.

"Easement and Development Agreements" means those certain easement, covenants, and development agreements that benefit and burden the Real Property, as set forth on Exhibit "B" attached hereto.

"Environmental Indemnity" means that certain Environmental Indemnification Agreement from Borrowers to and in favor of Bank, in a form and substance satisfactory to Bank, as amended, restated, supplemented, extended or otherwise modified in writing from time to time.

"Events of Default" has the meaning specified in Section 6.01.

"Extended Maturity Date" means December 1, 2023.

"Fiscal Year" means the fiscal year period ending on December 31 of each year.

"Franchise Agreement" means that certain Franchise Agreement on Change of Ownership dated on or around the date hereof between TRS KCI and Franchisor, as the same may be amended from time to time.
"Franchisor" means The Sheraton LLC, a Delaware limited liability company.
"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Limited Guaranty" means a guaranty of certain non-recourse carveouts in a form as provided by Bank, as amended, restated, supplemented, extended or otherwise modified in writing from time to time.

"Liquor Operator Lease" means that certain Alcoholic Beverage Concession and Lease Agreement dated as of March 15, 2009 between Leawood ADP, Ltd. (predecessor-in-interest to TRS KCI) and LJABC-KS, LLC a Kansas limited liability company, as amended.

"Hotel" means the approximately 88,825 gross square foot, 156 guest room hotel located on the Land.

"Land" means the real estate located at 11620 Ash Street, Leawood, Johnson County, Kansas and legally described as Lot 9, Park Place Second Plat, a subdivision in the City of Leawood, Johnson County, Kansas according to the recorded plat filed in Book 200711, Page 006579, which consists of 7,008.26 square feet of land at the ground surface and 27,579.35 square feet above elevation 948.5.

"Laws" means collectively all federal, state and local statutes, guidelines, rules, regulations, ordinances, codes and administrative or judicial precedents, authorities or orders.

"LIBOR Rate" means as of December 1, 2021 and then the first Business Day of each month thereafter, the rate of interest per annum that is equal to the arithmetic mean of the rates appearing on "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on the Telerate Service) as of 11:00 a.m., London time, on that day (or, if such day is not a Business Day, the immediately preceding Business Day) for the offering by such institutions as are named therein to prime banks in the LIBOR Interbank Market in London, England, for delivery of that day of U.S. dollar deposits of One Million Dollars ($1,000,000.00) each for a one (1) month period.

"Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

"Loan Commitment" or "Loan Commitments" means individually, the Term Loan 1 Commitment or the Term Loan 2 Commitment, and collectively, the Term Loan 1 Commitment and the Term Loan 2 Commitment.

"Loan Documents" means this Agreement, the Term Loan 1 Note, the Term Loan 2 Note, the Mortgage, the Management Assignment, the Limited Guaranty, the Springing Guaranty, the Environmental Indemnity, and all other agreements, documents, instruments, and certificates delivered to, or in favor of Bank under this Agreement or in connection with the extension of the Loans.

"Loan" or "Loans" means individually Term Loan 1 or Term Loan 2, and collectively, Term Loan 1 and Term Loan 2.

"Management Agreement" means that certain Hotel Management Agreement dated on or around the date hereof between TRS KCI and Presidian Destinations, LTD., as the same may be amended from time to time.

"Management Assignment" means a collateral assignment of the Management Agreement from TRS KCI to and in favor of Bank, in a form and substance satisfactory to Bank.

"Material Adverse Effect" means any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any Loan Documents or any material term or condition contained therein; (ii) is or could reasonably be expected to be material and adverse to the financial condition, business assets, operations, or property of either Borrower or (iii) materially impairs or could reasonably be expected to materially impair the ability of either Borrower to perform the obligations under the Loan Documents.

"Maturity Date" means December 1, 2021.

"Maximum Rate" means the maximum non-usurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received under applicable state or federal law.

"Mortgage" means the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing from Borrowers to Bank, in a form and substance satisfactory to Bank, as amended, restated, supplemented, extended or otherwise modified in writing from time to time.

"Obligations" means all obligations, indebtedness, and liabilities of each Borrower to Bank arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of each Borrower to repay the Loans, interest on the Loans, and all fees, costs, and expenses (including reasonable attorneys' fees and expenses) provided for in the Loan Documents.

"Organization Documents" means, (a) with respect to any corporation, the articles of incorporation, bylaws, and certificate of existence or good standing issued by the applicable Governmental Authority in which the corporation was organized or in which it is registered as a foreign corporation; (b) with respect to any limited liability company, the articles of formation or organization, operating agreement and certificate of existence or good standing issued by the applicable Governmental Authority in which the company was organized or in which it is registered as a foreign limited liability company; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the applicable Governmental Authority in the jurisdiction of its formation, any certificate or articles of formation of such entity, and any certificate of existence or good standing issued by the applicable Governmental Authority in which the entity was formed or in which it is registered as a foreign entity.

"Parking Garage" means that certain parking garage adjacent to the Real Property for which the Hotel may utilize 156 parking stalls pursuant to the Easement and Development Agreements.

"Permitted Liens" means the Liens permitted under Section 5.02(b).

"Person" means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

"Personal Property" means the fixtures, furniture and equipment located on or used exclusively in connection with the Real Property.

"Real Property" means the Land, the Hotel, all other real estate improvements now or hereafter located on the Land, and any other interests in real property associated therewith.

"Reserve Account" means deposit account #14150874 in Borrowers' name and maintained at Bank.

"Springing Guaranty" means a guaranty of the Obligations that becomes effective only in the event Borrowers fail to meet the minimum Debt Service Coverage Ratio (pre-distribution) set forth in Section 5.01(k) below, in a form as provided by Bank, as amended, restated, supplemented, extended or otherwise modified in writing from time to time.

"Term Loan 1" means the loan made under Section 2.01.

"Term Loan 1 Commitment" means $14,326,000.

"Term Loan 1 Note" means the promissory note from Borrowers to Bank in the principal amount of the Term Loan 1 Commitment, together with all extensions, renewals, modifications, substitutions and amendments thereof.

"Term Loan 2" means the loan made under Section 2.02.

"Term Loan 2 Commitment" means $1,599,000.

"Term Loan 2 Note" means the promissory note from Borrowers to Bank in the principal amount of the Term Loan 2 Commitment, together with all extensions, renewals, modifications, substitutions and amendments thereof.

"Two-Year Treasury Rate" means the rate per annum conclusively determined by Bank (absent manifest error) as of December 1, 2021 to be the U.S. Treasury constant maturities 2-year as posted in the Federal Reserve Statistical Release H.15 (daily rates) at: http://www.federalreserve.gov/Releases/H15/Update/ (or if not posted on such website, as reported by any service selected by Bank).

"UCC" means the Uniform Commercial Code in effect in the State of Nebraska.

Section 1.02.  Accounting Matters.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein.  To enable the ready and consistent determination of compliance by each Borrower with its obligations under this Agreement, neither Borrower will change the manner in which either the last day of its Fiscal Year or the last days of the first three fiscal quarters of its Fiscal Year is calculated, unless Borrowers provide Bank with at least 30 days prior written notice of such change.

Section 1.03.  Construction.  Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

ARTICLE II
AMOUNT AND TERMS OF THE LOANS

Section 2.01.                                        Term Loan 1.  Bank agrees, on the terms and conditions hereinafter set forth, to extend credit to Borrowers on the Closing Date in a single advance in the amount of the Term Loan 1 Commitment ("Term Loan 1"); provided, however, (a) that $1,500,000 of Term Loan 1 will be deposited into the Reserve Account (the "PIP Funds") and disbursed in accordance with Section 3.02 below and (b) a portion of Loan 1 in an amount equal to the difference between the estimated $500,000 in closing costs and the actual closing costs will be deposited into the Reserve Account to make an initial deposit into the Reserve Account for Room Revenue Funds or for other uses as approved by Bank.

(a)            Term Loan 1 Note.  Term Loan 1 shall be evidenced by the Term Loan 1 Note.

(b)            Use of Proceeds.  Borrowers shall use the proceeds of Term Loan 1 to acquire the Real Property and the Personal Property, to pay for certain closing costs associated with the acquisition, to pay for renovations and other improvements required by the PIP, to make an initial deposit into the Reserve Account for Room Revenue Funds, or for other uses as approved by Bank.

(c)            Applicable Rate.  Interest shall accrue on the unpaid principal amount of Term Loan 1 from the Closing Date until the date due at the Applicable Rate.

(d)            Repayment of Principal and Interest.  Beginning on January 1, 2017 and on the 1st day of each month thereafter, Borrowers shall pay to Bank principal and interest payments in the amount necessary to amortize Term Loan 1 over 300 months.  Borrowers shall pay all unpaid principal and any accrued unpaid interest on Term Loan 1 on the Maturity Date.

Notwithstanding the foregoing, so long as no Event of Default is continuing, Borrowers may elect to extend the Maturity Date to the Extended Maturity Date by providing Bank with written notice of such election at least 90 days  prior to the Maturity Date.  In the event of such extension, Borrowers shall continue to make monthly principal and interest payments pursuant to Section 2.01(d) above, and Borrowers shall pay all unpaid principal and any accrued and unpaid interest on Term Loan 1 on the Extended Maturity Date.

Section 2.02.                                        Term Loan 2.  Bank agrees, on the terms and conditions hereinafter set forth, to extend credit to Borrowers on the Closing Date in a single advance in the amount of the Term Loan 2 Commitment ("Term Loan 2").

(a)            Term Loan 2 Note.  Term Loan 2 shall be evidenced by the Term Loan 2 Note.

(b)            Use of Proceeds.  Borrowers shall use the proceeds of Term Loan 2 to acquire the Real Property and the Personal Property, to pay for certain closing costs associated with the acquisition, to pay for renovations and other improvements required by the PIP, to make an initial deposit into the Reserve Account for Room Revenue Funds, or for other uses as approved by Bank.

(c)            Applicable Rate.  Interest shall accrue on the unpaid principal amount of Term Loan 2 from the Closing Date until the date due at the Applicable Rate.

(d)            Repayment of Principal and Interest.  Beginning on January 1, 2017 and on the 1st day of each month thereafter, Borrowers shall pay to Bank principal and interest payments in the amount necessary to amortize Term Loan 2 over 84 months.  Borrowers shall pay all unpaid principal and any accrued unpaid interest on Term Loan 2 on the Maturity Date.

Notwithstanding the foregoing, so long as no Event of Default is continuing, Borrowers may elect to extend the Maturity Date to the Extended Maturity Date by providing Bank with written notice of such election at least 90 days  prior to the Maturity Date.  In the event of such extension, Borrowers shall continue to make monthly principal and interest payments pursuant to Section 2.02(d) above, and Borrowers shall pay all unpaid principal and any accrued and unpaid interest on Term Loan 2 on the Extended Maturity Date.

Section 2.03.                                        Prepayment.  If Borrowers prepay the Loans prior to the Maturity Date as a result of a loan obtained by one or more Borrowers from another FDIC insured lender, Borrowers shall pay to Bank a prepayment fee in the amount of .50% of the outstanding principal amount of the Loans.  Notwithstanding the foregoing,  Borrowers may prepay the Loans from any source, on or within 10 days prior to the Maturity Date without payment of the prepayment fee; provided, however, that Borrowers provide at least 30 days' notice to Bank of the intent to payoff.

In the event Borrowers extend the term of the Loans to the Extended Maturity Date  and elect for interest to accrue during such extension at the Adjusted Fixed Rate, then if Borrowers prepay the Loans after the Maturity Date, but prior to the Extended Maturity Date, as a result of a loan obtained by Borrowers from another FDIC insured lender, Borrowers shall pay to Bank a prepayment fee in the amount of .50% of the outstanding principal amount of the Loans. Notwithstanding the foregoing,  Borrowers may prepay the Loans from any source, on or within 10 days prior to the Extended Maturity Date without payment of the prepayment fee; provided, however, that Borrowers provide at least 30 days' notice to Bank of the intent to payoff.

Section 2.04.                                        Payments and Computations.

(a)            Method of Payment.  Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by Borrowers under the Loan Documents shall be made to Bank in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 p.m. (Central time) on the date on which such payment becomes due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Borrowers hereby authorize Bank, if and to the extent payment of any amount is not made when due under any Loan Document, to charge from time to time against any account of either Borrower with Bank any amount so due.

(b)            Payment Allocation.  At the sole option of Bank, all payments to Bank will be applied as follows: FIRST, to sums due and owing to Bank under this Agreement or the other Loan Documents (other than principal and interest due under this Agreement); SECOND, the payment of accrued but unpaid interest due under the terms of this Agreement or the other Loan Documents; and THE BALANCE, if any, toward the reduction of the unpaid principal balance of the Loans, as determined by Bank.  The early or late date of making a monthly payment will be disregarded for purposes of allocating the payment between principal and interest.  For this purpose, the payment will be treated as though made on the date due.

(c)            Payments on a Non-Business Day.  Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be, provided, however, in the event the next succeeding Business Day is the start of a new month, then such payment shall be made on the preceding Business Day.

(d)            Return of Proceeds.  If at any time payment, in whole or in part, of any amount received by Bank hereunder is rescinded or must otherwise be restored or returned by Bank as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to Bank.

(e)            Computations.  All computations of interest accrued at the Applicable Rate or the Default Rate (but not the Maximum Rate) and the fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed, and all computations of interest accrued at the Maximum Rate shall be based upon a year with 365 or 366 days, as appropriate.

(f)            Late Charge.  In the event Borrowers fail to make a payment required hereunder within ten (10) days of when due, Borrowers shall pay to Bank a late charge in the amount equal to five percent (5%) of any shortfall on such payment.

Section 2.05.                                        Withholding Taxes.  All payments by Borrowers of amounts payable under any Loan Document shall be payable without deduction for or on account of any present or future taxes, duties, or other charges levied or imposed by any Governmental Authority through withholding or deduction with respect to any such payments (but excluding any tax imposed on or measured by the net income or profit of Bank) (all such taxes, duties or other charges, giving effect to the taxes excluded pursuant to the foregoing parenthetical herein the "Non-Excluded Taxes").  If any Non-Excluded Taxes are so levied or imposed, Borrowers shall make additional payments in such amounts so that every net payment of amounts payable by Borrowers under any Loan Document, after withholding or deduction for or on account of any Non-Excluded Taxes, will be equal to the amount provided for herein or therein; provided that Borrowers may withhold to the extent required by Law and shall have no obligation to pay such additional amounts to Bank to the extent that such Non-Excluded Taxes are United States withholding taxes imposed (or branch profits taxes imposed in lieu thereof) on amounts payable to Bank at the time Bank becomes a party to the Loan Documents, except to the extent that Bank's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrowers with respect to such Non-Excluded Taxes pursuant to this Section 2.05.  Borrowers shall furnish promptly to Bank official receipts evidencing any such withholding or reduction.

Section 2.06.                                        Default Interest.  Upon the occurrence of an Event of Default, at the option of Bank, exercised by delivering a written notice to Borrowers, all principal and, to the extent permitted by applicable Law, interest, fees and other amounts owing hereunder, shall bear interest from the date of Borrowers' receipt of such notice until the date that such Event of Default is waived or cured or all Obligations are paid in full, at the Default Rate.  Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last Business Day of each calendar month.

Section 2.07.                                        Maximum Amount Limitation.  Anything in this Agreement or the other Loan Documents to the contrary notwithstanding, Borrowers shall not be required to pay unearned interest on any of the Obligations, or ever be required to pay interest on any of the Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrowers for the Obligations to Bank under this Agreement or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of Bank, be either refunded to Borrowers or credited on the principal of such Obligations. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable Laws, all calculations of the rate of interest or discount contracted for, charged or received by Bank under this Agreement, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to Bank, if any, shall be made, to the extent permitted by applicable Laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full term of the applicable Loan and any renewals thereof all interest at any time contracted for, charged or received by Bank in connection therewith. This Section 2.07 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.07 shall be deemed to be incorporated in every Loan Document and communication related thereto.

Section 2.08.                                        Bank Records.  Each Loan and all payments or prepayments made thereunder on account of principal or interest may be evidenced by Bank in accordance with its usual practice in an account or accounts evidencing such Loans and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Obligations, the entries made in such account or accounts shall be prima facie evidence of the existence and amount of each Loan and all payments or prepayments made thereunder on account of principal or interest.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01.                                        Conditions Precedent to the Loans.  The effectiveness of this Agreement and obligations of Bank to make the Loans are subject to the conditions precedent that Bank shall have received the following, in form and substance satisfactory to Bank:

(a)            This Agreement, the Term Loan 1 Note, the Term Loan 2 Note, the Mortgage, and the Environmental Indemnity duly executed by Borrowers.

(b)            The comfort letter with respect to the Franchise Agreement duly executed by Franchisor.

(c)            The Management Assignment duly executed by TRS KCI.

(d)            The consent to Management Assignment duly executed by the applicable Person.

(e)            The Limited Guaranty and the Springing Guaranty duly executed by Condor.

(f)            A copy of the fully executed lease between CDOR KCI (as landlord) and TRS KCI (as tenant).

(g)            A Lease Subordination Agreement, in a form and substance acceptable to Bank in its reasonable discretion, duly executed by TRS KCI and CDOR KCI.

(h)            A copy of the Franchise Agreement.

(i)            A copy of the Management Agreement.

(j)            Financing Statements (Form UCC-1) delivered to Bank by Borrowers in form and content satisfactory to Bank and in proper filing form under the UCC as may be necessary to perfect the security interests created by the Collateral Documents.

(k)            Evidence that all other actions necessary, or in the opinion of Bank, desirable to enable Bank to perfect and protect the Liens created by the Collateral Documents have been taken.

(l)            Copies of the Organization Documents and resolutions of each Borrower as Bank may require (i) authorizing each Borrower to enter into the transactions contemplated by this Agreement and (ii) evidencing the identity, authority and capacity of each responsible officer of such Borrower authorized to act as a responsible officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party.

(m)            Copies of the Organization Documents and resolutions of Condor as Bank may require (i) authorizing Condor to enter into the Limited Guaranty and the Springing Guaranty and (ii) evidencing the identity, authority and capacity of each responsible officer of Condor authorized to act as a responsible officer in connection with the Limited Guaranty and the Springing Guaranty.

(n)            Copies of UCC search reports listing all financing statements and other encumbrances which name and which are filed in the jurisdiction in which each Borrower is located or organized, together with copies of such financing statements.

(o)            A detailed summary of Borrowers' uses of the proceeds of the Loans, including supporting documentation to verify the costs of such uses.

(p)            A Phase I environmental site assessment of the Real Property in a form and substance reasonably satisfactory to Bank.

(q)            An appraisal of the Real Property in compliance with all of the minimum standards as required by FIRREA in its uniform appraisal standards adopted June 7, 1994, dealing with federally regulated institution and which is otherwise in a form and substance satisfactory to Bank in its reasonable discretion.

(r)            An ALTA lender's title insurance policy effective as of a date no earlier than the date and time of recording of the Mortgage, in the amount the Loan Commitments, insuring Bank's interest in the Real Property, including the permanent easement to use the Parking Garage as an insured easement parcel, with only such exceptions as may be approved by Bank, and all endorsements required by Bank, including without limitation: ALTA 9; Subdivision Control Act; Zoning 3.1; Access; Survey; and Location.
(s)            An ALTA survey of the Real Property prepared by a surveyor duly registered and in good standing in the State of Kansas.
(t)            Evidence of the insurance coverage required under this Agreement or the other Loan Documents, or as otherwise required by Bank.

(u)            A satisfactory review by Bank of any pending litigation relating to any Borrower or to Condor.

(v)            An opinion letter from counsel to Borrowers and Condor in a form reasonably satisfactory to Bank.

(w)            An origination fee on the Loans in the amount of .50% of the principal amount of the Loans, which origination fee shall be deemed fully earned and non-refundable.

(x)             Evidence verifying Borrowers have made a minimum cash equity contribution towards the acquisition of the Real Property and the Personal Property in the amount of at least $8,575,000.

(y)            Copies of the Association's Organization Documents and the Association's most recent financial statements, copies of the insurance certificates maintained by the Association on the Parking Garage, and evidence that the Association is a single purpose entity whose only asset is the Parking Garage, that there is no mortgage lien against the Parking Garage, that the Association does not have any unsecured debt, and that the Association maintains sufficient funds in its operating and reserve accounts to operate and maintain the Parking Garage.

(z)            Evidence that the costs and expenses (including, without limitation, attorney's fees) referred to in Section 7.04(a), to the extent incurred and invoiced, shall have been (or will be on the Closing Date) paid in full.

(aa)            Such other documents, property information and other preconditions as Bank may require.

Section 3.02.                                        Additional Conditions Precedent to Disbursement of PIP Funds.  In addition to the conditions set forth in Section 3.01, the obligation of the Bank to disburse the PIP Funds from the Reserve Account shall be subject to the further conditions precedent that:
(a)            On the date of the disbursement of any PIP Funds the following statements shall be true and the receipt by Borrowers of any PIP Funds shall be deemed to constitute a representation and warranty by Borrowers that such statements are true on such date:
(i)	the representations and warranties contained in this Agreement and in other Loan Documents are correct in all material respects on and as of the date of disbursement of the PIP Funds to Borrowers as though made on and as of such date;
(ii)	no Event of Default or event which, with the passage of time or the giving of notice or both would constitute an Event of Default, has occurred or would result from the disbursement of the PIP Funds to Borrowers;
(iii)	there has been no material change in the financial condition of either Borrower since the effective date of this Agreement that would have a Material Adverse Effect as to such Borrower; and
(iv)	there are no construction liens filed against the Real Property that have not been released of record.
 (b)            Bank shall have received each of the following, in form and substance satisfactory to Bank:

(i)	a copy of the Franchisor's property improvement plan for the Real Property (the "PIP");
(ii)	copies of all pay requests, applications, invoices and other documentation reasonably requested by Bank as evidence that the renovations made pursuant to the PIP, for which payment is requested, have been completed and the amount of the advance is supported by the documentation furnished; and
(iii)	such other documents, property information and other preconditions as Bank may reasonably require.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.                                        Representations and Warranties of Borrowers.  Each Borrower represents and warrants as follows:

(a)            Existence, Qualification and Power; Compliance with Laws.  Each Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite power, authority and governmental licenses, authorizations, consents and approvals to (A) carry on its business and (B) execute, deliver, and perform its obligations under the Loan Documents to which it is a party.

(b)            The Loan Documents.  The execution, delivery and performance by each Borrower of each Loan Document to which it is a party are within such Borrower's powers, have been duly authorized by all necessary company action, do not contravene (i) such Borrower's Organization Documents or (ii) any Law or any contractual restriction binding on or affecting such Borrower, and do not result in or require the creation of any Lien (other than pursuant to the terms of the Collateral Documents) upon or with respect to the Collateral.

(c)            Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by each Borrower of any Loan Documents to which it is a party, except for such as have been made or obtained or are contemplated hereby to be made or obtained.

(d)            Enforceability.  This Agreement is, and each other Loan Document to which each Borrower is a party when delivered will be, legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, except as limited by debtor relief laws and general principles of equity.

(e)            Rights in Collateral; Priority of Liens.  Borrowers own the Collateral free and clear of any and all Liens in favor of third parties, other than Permitted Liens.  Upon the proper filing of UCC financing statements, the proper recording of the Mortgage, and the taking of the other actions required by Bank, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first priority Liens on the Collateral in favor of Bank, other than Permitted Liens.

(f)            Hazardous Substance.  To the best of each Borrower's knowledge, no substance, material or waste that is now or hereafter designated or regulated as "toxic," "hazardous," "caustic," "pollutant," or "contaminant" or a similar designation or regulation under any environmental Law, including, without limitation, asbestos, PCBs, petroleum or natural gas, has been disposed of or released and or otherwise exists in, on or under the Real Property, in each case, in violation of any environmental law.

(g)            Insurance.  The Real Property is insured with financially sound and reputable insurance companies, in such amounts and with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrowers operate.

(h)            Litigation.  As of the Closing Date, there is no known pending or threatened action or proceeding affecting either Borrower or any of the transactions contemplated hereby before any Governmental Authority, which reasonably could be expected to have a Material Adverse Effect.  As of the Closing Date there are no known outstanding judgments against either Borrower.

(i)            Solvency.  As of and from and after the date of this Agreement, Borrowers: (i) own and will own assets the fair saleable value of which are (A) greater than the total amount of liabilities (including contingent liabilities) and (B) greater than the amount that will be required to pay the probable liabilities of their then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to them; (ii) have capital that is not unreasonably small in relation to their business as presently conducted or any contemplated or undertaken transaction; and (iii) do not intend to incur and do not believe that they will incur debts beyond their ability to pay such debts as they become due.

(j)            Disclosure.  As of the Closing Date, all financial information and other factual information furnished by or on behalf of either Borrower in writing to Bank (including, without limitation, all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(k)            Use of Proceeds.  (i) No proceeds of the Loans will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934; (ii) neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l)            Investment Company Act.  No Borrower is required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(m)            Taxes.  Each Borrower has filed all Federal, state and other material tax returns and reports required to be filed, and has paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with generally accepted accounting principles.  There is no proposed tax assessment against either Borrower that would, if made, have a Material Adverse Effect.

ARTICLE V
COVENANTS OF BORROWERS

Section 5.01.                                        Affirmative Covenants.  So long as any Obligations remain unpaid or Bank shall have any Loan Commitment hereunder, each Borrower will, unless Bank shall otherwise consent in writing:

(a)            Compliance with Laws.  Comply in all material respects with all applicable Laws.

(b)            Visitation Rights.  Permit Bank or any agents or representatives thereof upon reasonable notice, to examine during normal business hours and make copies of and abstracts from the records, books and accounts of such Borrower, inspect the Real Property, and discuss the affairs, finances and accounts of such Borrower with any of its officers, managers or employees.

(c)            Reporting Requirements.  Furnish to Bank:

(i)            As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of Borrowers, a copy of Borrowers' annual internally prepared financial statements, including income and expense statements, all in a form and substance reasonably satisfactory to Bank;

(ii)            As soon as available and in any event within fifteen (15) days after submission to the Internal Revenue Service, a copy of the annual federal tax return, including all schedules attached thereto, for the entity whose annual federal tax return includes Borrowers' financial information;

(iii)            As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Borrowers, a copy of Borrowers' internally prepared financial statements for such quarter in a form and substance reasonably satisfactory to Bank, along with the completed Compliance Certificate;

(iv)            As soon as available and in any event within forty-five (45) days after the end of each Fiscal Year of Borrowers, a copy of Borrowers' capital and operating budget for the Real Property for the then current Fiscal Year in a form and substance reasonably satisfactory to Bank;

(v)            As soon as available and in any event within fifty (50) days after the end of each fiscal quarter of Condor, copies of Condor's SEC Form 10-Q;

(vi)            As soon as available and in any event within ninety-five (95) days after the end of each fiscal year of Condor, copies of Condor's SEC Form 10-K and copy of the operating statement for the Real Property that is used in preparing the Condor consolidated audit by KMPG;

(vii)            As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Condor, a copy of Condor's annual financial statements audited by independent public accountants reasonably acceptable to Bank and otherwise in a form and substance reasonably satisfactory to Bank;

(viii)            As soon as available and in any event within forty-five (45) days after submission to the Internal Revenue Service, a copy of Condor's annual federal tax return, including all schedules attached thereto;

(ix)            As soon as available and in any event within forty-five (45) days after the end of each fiscal year of the Association, Borrowers shall make best efforts to provide Bank with the Association's financial statements for such fiscal year and its capital and operating budget for the then current fiscal year in a form and substance reasonably satisfactory to Bank, together with copies of bank statements showing the Association's cash on hand.  If the Association's financial statements, budgets and bank statements are not available, then Borrowers agree to provide Bank with a summary of (a) the prior year's income and expenses for the Association and (b) the anticipated capital and operating income and expenses of the Association for the upcoming year, all of which is included in (a) shall be certified by a responsible officer of each Borrower to be true and correct in all material respects and all of which is included in (b) shall be certified by a responsible officer of each Borrower to be good faith estimates based on reasonable assumptions;

(x)            As soon as available and in any event within ten (10) days after renewal of such policies, Borrowers shall make best efforts to provide Bank with copies of the insurance certificates evidencing the insurance maintained by the Association on the Parking Garage. If the Association's insurance certificates are not available, then Borrower agrees to provide Bank with  a summary of the Association's insurance coverages on the Parking Garage, which shall be certified by a responsible officer of each Borrower to be true and correct in all material respects;

(xi)            Promptly after the receipt thereof, a copy of any management letters or written reports submitted to either Borrower by its independent certified public accountants with respect to the business, financial condition or operation of either Borrower; and

(xii)            Such other information respecting the condition or operations, financial or otherwise, of Borrowers as the Bank may from time to time reasonably request.

(d)            Insurance.  Maintain, in addition to what is required by any Loan Document, insurance policies with insurance companies acceptable to Bank in its reasonable discretion and in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which Borrowers operate, provided that in any event Borrowers will maintain property insurance and comprehensive general liability insurance reasonably satisfactory to Bank and provide Bank with a copy of all insurance reviews conducted by any insurance broker or agent.  Bank shall be named as loss payee and an additional insured under any property insurance and general liability insurance.
All insurance policies must be issued by companies reasonably approved by Bank and must be acceptable to Bank in its reasonable discretion as to amounts, forms, risk coverages, deductibles, expiration dates, and loss payable and cancellation provisions.  In addition, each of the insurance policies shall contain such endorsements as Bank may reasonably require, provide that all proceeds be payable to Bank to the extent of its interest, and contain a provision that such insurance may not be cancelled by the issuer thereof without at least ten (10) days’ advance written notice to Bank.
Borrowers agree that Bank may review Borrowers' insurance coverage and, in Bank's reasonable discretion, require Borrowers to increase the amount of any such insurance coverage to insure additional risks so that at all times (i) the public liability insurance is reasonable and satisfactory to Bank and (ii) the hazard insurance on the project is for the full insurable value of the Real Property.
(e)            Keeping Books and Records.  Maintain proper books of record and account in which full, true, and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities.

(f)            Payment of Obligations.  Pay and discharge as the same shall become due and payable, all of its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with generally accepted accounting principles are being maintained by Borrowers; (ii) all lawful claims which, if unpaid, would by Law become a Lien upon its property; and (iii) all Debt, as and when due and payable, unless the same is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with generally accepted accounting principles are being maintained by Borrowers.

(g)            Preservation of Existence, Etc.  (i) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h)            Maintenance of the Real Property and Personal Property.  (i) Maintain, preserve and protect the Real Property and all of the Personal Property and other material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (ii) make all necessary repairs to the Real Property, Personal Property, materials, properties, and equipment necessary in the operation of its business, and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) use the standard of care typical in the industry in the operation and maintenance of the Real Property and Personal Property.

(i)            Security Interests.  Defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein.  Each Borrower shall comply with the requirements of all state and federal Laws in order to grant Bank valid and perfected first priority Liens in the Collateral, other than Permitted Liens, with perfection (subject to applicable Law), in the case of any investment property or deposit account, being effected by giving Bank control of such investment property or deposit account, rather than by the filing of a UCC financing statement with respect to such investment property.  Bank is hereby authorized by each Borrower to file any UCC financing statements covering any Collateral.  Subject to the terms of this Agreement, each Borrower shall do whatever Bank may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of Liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Bank's representatives; and, paying claims which might, if unpaid, become a lien on the Collateral, other than Permitted Liens.

(j)            Depository Accounts.  Establish and maintain all of Borrowers' depository accounts with Bank, other than a petty cash account in the maximum amount of $25,000 that Borrowers may maintain at a bank with a branch location near the Real Property.

(k)            Debt Service Coverage Ratio.  Commencing with the end of the second full fiscal quarter that Borrowers' operate the Hotel and at the end of each fiscal quarter thereafter, maintain (i) a Debt Service Coverage Ratio (pre-distribution) of not less than 1.35 to 1.00 and (ii) a Debt Service Coverage Ratio (post-distribution) of not less than 1.05 to 1.00.

Notwithstanding any provision contained herein to the contrary, the initial calculation of the Debt Service Coverage Ratio (after the second full fiscal quarter of operations) will be made using the prior six months' Adjusted Net Operating Income and principal and interest payments.  The next calculation will be made after the third full fiscal quarter of operations, using the prior nine months' Adjusted Net Operating Income and principal and interest payments. Borrowers may cure any violation of the Debt Service Coverage Ratio by prepaying the Loans in an amount determined by Bank in its reasonable discretion would have resulted in Borrowers satisfying the Debt Service Coverage Ratio if such prepayment was made during the applicable measurement period.

(l)            Condor Debt Service Coverage Ratio.  Cause Condor to maintain, as of the end of each fiscal quarter, a Condor Debt Service Coverage Ratio of at least 1.05 to 1.00.  Borrowers may cure any violation of the Condor Debt Service Coverage Ratio by prepaying the Loans in an amount determined by Bank in its reasonable discretion would have resulted in Condor satisfying the Condor Debt Service Coverage Ratio if such prepayment was made during the applicable measurement period.

(m)            Room Revenue Funds in Reserve Account. Deposit a minimum of 4% of the annual gross room revenues from the Hotel (as such revenues are determined by Bank in its reasonable discretion) into the Reserve Account (collectively the "Room Revenue Funds"), which deposits shall be made in monthly installments in an amount determined by Bank in its reasonable discretion.

(n)            Use of Room Revenue Funds.  Provide Bank with evidence reasonably satisfactory to Bank of the replacements or renovations to be made to the Real Property with each proposed withdraw of Room Revenue Funds from the Reserve Account, and obtain Bank's prior written consent to each such withdraw, which consent shall not be unreasonably withheld, conditioned or delayed.

(o)            Franchise Agreement. (i) Observe and perform all of the material conditions and obligations under the Franchise Agreement to be observed and performed by such Borrower, including without limitation, payment of all sums due thereunder and (ii) not to permit any default by such Borrower to occur and continue under the Franchise Agreement which would permit termination of the Franchise Agreement.

(p)            Management Agreement. (i) Observe and perform all of the material conditions and obligations under the Management Agreement to be observed and performed by such Borrower, including without limitation, payment of all sums due thereunder and (ii) not to permit any default by such Borrower to occur and continue under the Management Agreement which would permit termination of the Management Agreement.

(q)            Easement and Development Agreements. (i) Observe and perform all of the material conditions and obligations under the each Easement and Development Agreement to be observed and performed by such Borrower, including without limitation, payment of all sums due thereunder and (ii) not to permit any default by such Borrower to occur and continue under any Easement and Development Agreement which would permit termination of any Easement and Development Agreement.

(r)            Equity Contribution.  Maintain its initial capital contribution to the Hotel in the Real Property throughout the term of the Loans.

(s)            Association and Parking Garage. Pay all dues and assessments owing to the Association as the same become due and payable, unless the same is being contested in good faith by appropriate proceedings diligently conducted and Borrower is maintaining adequate reserves satisfactory to Bank in its reasonable discretion; provided, however, Borrowers have no right to contest the assessments if such contesting will enable the Association to revoke Borrowers' easement rights for, or otherwise prevent Borrowers or their Hotel guests from utilizing, 156 parking stalls in the Parking Garage. In its capacity as a member and/or employer of a director of the Association, use its reasonable best efforts to cause the Association to maintain the Parking Garage in good condition and repair other than ordinary wear and tear, and to otherwise perform the Association's material obligations with respect to the Parking Garage as set forth in the Easement and Development Agreements.

(t)            SNDAs.   Within thirty (30) days after the date hereof, provide Bank with a subordination, non-disturbance and attornment agreement acceptable to Bank in its reasonable discretion ("SNDA") and duly executed by Borrower and the tenant under the Liquor Operator Lease.  Within sixty (60) days after the date hereof, provide Bank with an SNDA duly executed by Borrower and the tenant under the Cell Tower Lease.

Section 5.02.                                        Negative Covenants.  So long as any Obligations remain unpaid or Bank shall have any Loan Commitment hereunder, each Borrower will not, without the written consent of Bank:

(a)            Indebtedness, etc.  Create, incur, assume or suffer to exist any Debt, other than the Loans and trade payable incurred in the ordinary course of business.

(b)            Liens, etc.  Create or suffer to exist any Lien or any other type of preferential arrangement, upon or with respect to any of the Collateral, other than:

(i)            mechanics' and materialmen's liens which are either (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings which serve to stay the foreclosure of such liens and as to which appropriate reserves have been established;

(ii)            Liens (other than Liens relating to environmental liabilities or the Employee Retirement Income Security Act of 1974 (ERISA)) for taxes, assessments, or other governmental charges that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established;

(iii)            Liens resulting from good faith deposits to secure payments of workmen's compensation unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of Debt);

(iv)            Liens evidenced by precautionary UCC filings with respect to operating leases entered into in the ordinary course of business;

(v)            attachment or judgment liens not constituting an Event of Default;

(vi)            Liens created by the Loan Documents;

(vii)            Liens disclosed in the title insurance policy relating to the Real Property; and
(viii)            bankers’ liens, rights of setoff and other similar Liens existing solely with respect to cash and other investments on deposit in one or more accounts maintained by or on behalf of Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, solely securing amounts owing to such bank with respect to cash management and operating account arrangements, and which such accounts are held and maintained in accordance with the terms of the Loan Documents.

(c)            Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into, another Person, or sell, lease, assign or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or create or otherwise acquire any subsidiary.

(d)            Transfer of Assets.  Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets, except: (i) dispositions of inventory in the ordinary course of business; (ii) dispositions of (A) obsolete or worn out equipment, (B) equipment not necessary for the operation of its business, or (C) equipment which is replaced with property of equivalent or greater value as the property which is disposed; (iii) leasing of the Real Property from CDOR KCI to TRS KCI; (iv) the Cell Tower Lease; (v) the Liquor Operator Lease; and (vi) guest rentals in the ordinary course of business.

(e)            Lines of Business.  Engage in any line or lines of business activity, materially different from those currently conducted.

(f)            Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of either Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Affiliate as would be obtainable by such Borrower or such Affiliate at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

(g)            Member Interests.  Permit a member of either Borrower to sell, transfer or otherwise dispose of any portion of its member interest in such Borrower.  Bank agrees that it will not unreasonably withhold its consent to any such transfer or disposition.

(h)            Control.  Permit a change of Control of either Borrower to occur.

(i)            PIP Funds and Room Revenue Funds.  Withdraw any PIP Funds or Room Revenue Funds from the Reserve Account, except in accordance with this Agreement.

(j)            Amendment to Franchise Agreement.  (i) Terminate the Franchise Agreement or (ii) materially amend, modify, waive or consent to any material change or modification of the Franchise Agreement.

(k)            Amendment to Management Agreement.  (i) Terminate the Management Agreement or (ii) materially amend, modify, waive or consent to any material change or modification of the Management Agreement.

(l)            Amendment to Easement and Development Agreements.  (i) Terminate any Easement and Development Agreement or (ii) materially amend, modify, waive or consent to any material change or modification of any Easement and Development Agreement.

ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES
            Section 6.01.                                        Events of Default.  Each of the following events shall be an "Event of Default":

(a)            Borrowers fail to pay any amount payable hereunder, under the Term Loan 1 Note, the Term Loan 2 Note, or the other Loan Documents, including principal, interest or other charges, within three (3) days after receipt of written notice from Bank of the failure to pay when due; or

(b)            Any representation or warranty made by either Borrower (or any of its members, limited liability company managers or officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)            Borrowers fail to deliver all reporting requirements under Section 5.01(c) within ten (10) days after the receipt of written notice from Bank of the failure to deliver by the date due for delivery of such items as required by Section 5.01(c); or

(d)            Either Borrower fails to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in any other clause of this Section 6.01)) on its part to be performed or observed and any such failure remains unremedied for thirty (30) days after written notice thereof shall have been given to such Borrower by Bank, provided, however, that no Event of Default shall be deemed to exist if, within said thirty (30) day period, such Borrower has commenced appropriate action to remedy such failure and is diligently and continuously pursuing such action until such cure is completed, unless such cure is or cannot be completed within ninety (90) days after written notice shall have been given; or

(e)            Either Borrower fails to pay any Debt in an amount in excess of $100,000 (either in any individual case or in the aggregate), (excluding Debt evidenced by the Term Loan 1 Note, the Term Loan 2 Note, or this Agreement, or any interest or premium thereon) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)            Either Borrower generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against either Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) occurs; or such Borrower takes any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)            Any one or more judgment(s) or order(s) for the payment of money in excess of $100,000 in excess of valid insurance coverage therefor, in the aggregate, shall be rendered against either Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)            Any provision of any Loan Document shall for any reason cease to be valid and binding on either Borrower or Condor, or either Borrower or Condor shall so state in writing; or

(i)            The Mortgage or any other Collateral Document shall for any reason, except permitted by the terms thereof, cease to create a valid or perfected first priority Lien in any of the property purported to be covered thereby, other than Permitted Liens; or

(j)            There occurs an event of default under any other agreement between either Borrower or Condor or any Affiliate of Condor and Bank, including without limitation, any loan agreement, note, security agreement, deed of trust, assignment or other instrument, and such default is not waived or cured within 60 days after the occurrence of such default.
Section 6.02.                                        Remedies.  Upon the occurrence of an Event of Default, Bank:

(a)            may, by notice to Borrowers, declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to either Borrower under the Title 11 of the United States Code (the federal bankruptcy code), (x) the obligation of Bank to make or maintain any Loan shall automatically be terminated and (y) the Loans, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrowers; and

(b)            may exercise all other rights and remedies afforded to Bank under the Loan Documents or by applicable Law or equity.

ARTICLE VII
MISCELLANEOUS

Section 7.01.                                        Amendments, etc.  No amendment or waiver of any provision of any Loan Document to which either Borrower is a party, nor any consent to any departure by such Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by Bank and such Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02.                                        Notices, etc.

(a)            General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number specified for notices set forth on Schedule 7.02(a) or to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to Borrowers and Bank.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt  by the intended recipient and (ii) (A) if delivered by hand or by courier, upon delivery; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; and (C) if delivered by facsimile, when sent and appropriate answerback has been received by the sender; provided, however, that notices and other communications to Bank shall not be effective until actually received by Bank.  Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 7.02(a), it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)            Effectiveness of Electronic Mail Documents and Signatures.  The Loan Documents may be transmitted and/or signed by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all parties.  Bank may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any electronic mail document or signature.

(c)            Oral Requests; Confirmations.  Each Borrower hereby requests Bank to rely upon and honor telephonic, facsimile, or email instructions for advances or repayments, given, or purported to be given, by any one of the individuals authorized in writing to sign the Loan Documents on behalf of such Borrower, or any other individual designated in writing by any one of such authorized signers.  Bank shall incur no liability for its acts or omissions which result from interruption of communications, misunderstood communications or instructions from unauthorized Persons, unless caused by the gross negligence or willful misconduct of Bank or its officers or employees.  EACH BORROWER AGREES TO PROTECT BANK AND HOLD IT HARMLESS FROM ANY SUCH LOSS, DAMAGE, CLAIM OR EXPENSE (INCLUDING REASONABLE LEGAL FEES), WHICH BANK SUFFERS OR INCURS, BASED ON OR ARISING OUT OF ANY SUCH ACTS OR OMISSIONS REFERENCED IN THE PREVIOUS SENTENCE, UNLESS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK OR ITS OFFICERS OR EMPLOYEES.  Each Borrower agrees to promptly review all confirmations, if any, sent to such Borrower by Bank.  Each Borrower understands that these confirmations are not legal contracts but only evidence of the valid and binding oral contract which such Borrower has already entered into with Bank.  In the event of a conflict, inconsistency or ambiguity between the provisions of this Agreement and the provisions of any such confirmation, the provisions of this Agreement will prevail.
(d)            Reliance by the Bank.  Bank shall be entitled to rely and act upon any notices purportedly given by or on behalf of either Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Borrower hereby indemnifies Bank from all losses, costs, expenses and liabilities resulting from the reliance by Bank on each notice purportedly given by or on behalf of such Borrower, unless caused by the gross negligence or willful misconduct of Bank or its officers or employees.  All telephonic notices to and other communications with Bank may be recorded by Bank, and each of the parties hereto hereby consents to such recording.

Section 7.03.                                        No Waiver; Remedies.  No failure on the part of Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by Law.

Section 7.04.                                        Costs, Expenses and Taxes.

(a)            Each Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses actually incurred in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank actually incurred, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising Bank as to its respective rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses actually incurred) for Bank in connection with the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, in the context of any bankruptcy proceedings. In addition, each Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(b)            Each Borrower hereby indemnifies and holds Bank harmless from and against and shall reimburse Bank with respect to any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) of any and every kind of character, known or unknown, fixed or contingent, asserted against Bank by any Person at any time and from time to time by reason of or arising out of (i) the breach of any representation or warranty of either Borrower as set forth in this Agreement or any Loan Document to which it is a party, and (ii) the failure of either Borrower to perform any obligation in this Agreement or any Loan Document to which it is a party, required to be performed by either Borrower, which indemnification shall survive the termination of this Agreement.

Section 7.05.                                        Security Interest and Right of Set-off. Each Borrower hereby grants to Bank a security interest in all deposit accounts (including without limitation the Reserve Account) maintained by such Borrower with Bank and all proceeds of such accounts.  Bank is hereby authorized at any time while an Event of Default exists and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by Bank and other indebtedness at any time owing by Bank to or for the credit or the account of either Borrower against any and all of the Obligations, irrespective of whether or not Bank shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. Bank agrees promptly to notify Borrowers after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section 7.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

Section 7.06.                                        Severability of Provisions.  Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

Section 7.07.                                        Binding Effect; Successors and Assigns; Participations.

(a)            This Agreement shall be binding upon and inure to the benefit of Borrowers and Bank and their respective successors and assigns, except that Borrowers cannot assign or otherwise transfer their rights hereunder or any interest herein without the prior written consent of Bank.  Bank agrees that it will not unreasonably withhold its consent to any such assignment or transfer so long as the assignee or transferee is Controlled by Condor.

(b)            Bank may at any time sell or assign this Agreement and the other Loan Documents after providing at least 30 days' prior written notice to Borrowers; provided, that any such buyer or assignee shall be reasonably acceptable to Borrowers.

(c)            Bank may at any time sell participations in all or any portion of its rights in this Agreement or its Loan Commitments, Loans or rights and security under this Agreement and any of the other Loan Documents to any other party; provided, however, that (i) Bank's obligations under the Loan Documents (including, without limitation, its Loan Commitments) shall remain unchanged, (ii) Bank will remain solely responsible to Borrowers for the performance of such obligations, and (iii) Borrowers will continue to deal solely and directly with Bank in connection with Bank's rights and obligations under the Loan Documents.

(d)            In connection with any such proposed assignment, negotiation, hypothecation, granting of a participation or other transfer or arrangement, Bank may disclose to the proposed assignee, participant or other transferee or institution any information that each Borrower is required to deliver to Bank pursuant to this Agreement or the other Loan Documents, and each Borrower agrees to cooperate fully with Bank in providing any such information to any proposed assignee, participant or other transferee or institution.

Section 7.08.                                        Consent to Jurisdiction.

(A)            EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEBRASKA STATE OR FEDERAL COURT SITTING IN DOUGLAS COUNTY, NEBRASKA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEBRASKA STATE COURT OR IN SUCH FEDERAL COURT.  EACH BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO EACH BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 7.02. EACH BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(B)            NOTHING IN THIS SECTION 7.08 SHALL AFFECT THE RIGHT OF BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF BANK TO BRING ANY ACTION OR PROCEEDING AGAINST EITHER BORROWER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

Section 7.09.                                        Governing Law. THE TERM LOAN 1 NOTE, THE TERM LOAN 2 NOTE, AND THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEBRASKA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 7.10.                                        Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.11.                                        WAIVER OF JURY TRIAL.  EACH BORROWER AND BANK HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 7.12.                                        Entire Agreement.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES THERETO.

Section 7.13.                                        Survival.  All covenants, agreements, representations and warranties made by either Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Bank and shall survive the execution and delivery of the Loan Documents and the making of any Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligations are outstanding and so long as any Loan Commitment has not expired or terminated. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of any Loan Commitment, or the termination of this Agreement or any provision hereof.

Section 7.14.                                        Communications from Borrower; Joint and Several Liability; Extent of Obligations.  The obligations of each Borrower to repay the Obligations shall not be affected in any way or to any extent by any failure by Bank to obtain direction from all Borrowers in any given case (it being expressly agreed and understood that each Borrower is empowered to act on behalf of all Borrowers with respect to all matters relating to this Agreement and the credit facility evidenced hereby).  The liabilities and obligations of Borrowers hereunder is joint and several.  Each Borrower hereby:  (1) acknowledges and agrees that Bank shall have no obligation to proceed against any Borrower before proceeding against any other Borrower, (2) waives any defense to its obligations under this Agreement based upon or arising out of the disability or other defense or cessation of liability of any Borrower versus any other or of any other Person, and (3) waives any right of subrogation or ability to proceed against any Person or to participate in any security for the Obligations until the Obligations have been paid and reformed in full.

Section 7.15.                                        Credit Agreement Notice.  A credit agreement must be in writing to be enforceable under Nebraska law.  To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.
INITIALS: /s/ JG

No further text on this page-

SIGNATURE PAGE TO LOAN AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

CDOR KCI LOFT, LLC, a Delaware limited liability company

By:  /s/ Jonathan J. Gantt____________________
Name: Jonathan J. Gantt
Its:  Vice President

TRS KCI LOFT, LLC, a Delaware limited liability company

By:  /s/ Jonathan J. Gantt____________________
Name: Jonathan J. Gantt
Its:  Vice President

[BANK SIGNATURE PAGE TO LOAN AGREEMENT]

GREAT WESTERN BANK

By:  /s/ Michael Phelps
Michael Phelps, Vice President – Business Banking

SCHEDULE 7.02(a)
TO
CREDIT AGREEMENT

Notices

Borrowers:

CDOR KCI LOFT, LLC
TRS KCI LOFT, LLC
Attn:  Jonathan Gantt
4800 Montgomery Lane, Suite 220
Bethesda, MD 20814
Facsimile:  (402) 371-4229

With a copy to:

Jason D. Benson
McGrath North
1601 Dodge St Ste 3700
Omaha, NE 68102
Facsimile:  (402) 952-6864

Bank: Michael Phelps Vice President – Business Banking Great Western Bank 9290 W. Dodge Rd Ste 401 Omaha, NE 68114 Telephone: (402) 952-6016 Facsimile: (402) 330-2030
With a copy to: Jacqueline A. Pueppke Baird Holm LLP 1700 Farnam Street, Suite 1500 Omaha, NE 68102 Telephone: (402) 636-8270 Facsimile: (402) 344-0588

EXHIBIT A
TO
LOAN AGREEMENT

Sample Compliance Certificate

This Compliance Certificate is executed and delivered pursuant to the terms of the Loan Agreement dated as of December 14, 2016 between Borrowers and Bank (as amended from time to time, the "Loan Agreement").  Capitalized terms used herein and not otherwise defined herein have the meaning given to them in the Loan Agreement.

All the calculations set forth below shall be made pursuant to the terms of the Loan Agreement.

The undersigned, an authorized financial officer of each Borrower, does hereby certify to Bank  that as of, and for the period __________________.

1.            Default.
No Event of Default or event or condition that with the passage of time, the giving of notice or both would constitute an Event of Default has occurred or exists and is continuing or if an Event of Default or such event or condition has occurred, exists and is continuing, I have described on the attached Exhibit "1" the nature thereof and the steps taken or proposed to remedy such Event of Default or other event or condition.

2.            Section 5.01(k) – Debt Service Coverage Ratio (pre-distribution).
(a)            Adjusted  Net Operating Income $_______________
(b)            Annual principal and interest payments
on the Loans $_______________

Ratio of  (a) to (b) ________ to 1.00

Required Ratio not less than 1.35 to 1.00

3.            Section 5.01(k) – Debt Service Coverage Ratio (post-distribution).
(a)            Adjusted  Net Operating Income $_______________
(b)            Distributions $_______________
(b)            Annual principal and interest payments
on the Loans $_______________

Ratio of  (a-b) to (c) ________ to 1.00

Required Ratio not less than 1.05 to 1.00

4.            Section 5.01(k) – Condor Debt Service Coverage Ratio.

(a) Condor Adjusted Consolidated Net Operating Income $_____________
(b) Condor Imputed Consolidated Debt Service $_____________

Ratio of (a) to (b) ________ to 1.00

Required Ratio not less than 1.05 to 1.00

IN WITNESS WHEREOF, the undersigned has executed this certificate effective this ___ day of _________, 20__.

By:            _____________________________
Name:                                                      _____________________________
Title:            _____________________________

EXHIBIT B
TO
LOAN AGREEMENT

Easement an Development Agreements

Deed and Easement Agreement filed in Book 200802, Page 000302.

Master Declaration of Protective Covenants, Conditions, Restrictions and Easements recorded for Park Place Second Plat filed in Book 200802, Page 000300.

Commercial Declaration of Protective Covenants, Conditions, Restrictions and Easements for Park Place Second Plat filed in Book 200802, Page 000301.

Unrecorded Design, Development and Construction Agreement, as evidenced by a Memorandum filed in Book 200802, Page 000303.